Exhibit 10.22

Executive Officer Compensation Summary

The executive officers of Momenta Pharmaceuticals, Inc. (the “Company”) are: (i) Craig A. Wheeler, President and Chief Executive Officer; (ii) John E. Bishop, Senior Vice President, Pharmaceutical Sciences; (iii) Steven B. Brugger, Senior Vice President, Strategic Business Operations; (iv) Richard P. Shea, Vice President, Chief Financial Officer; (v) Ganesh Venkataraman, Senior Vice President, Research; and (vi) Lisa Carron Shmerling, Vice President, Legal Affairs.

The compensation structure for executive officers of the Company consists of three components: (i) base salary, (ii) discretionary cash bonuses and (iii) stock options or other equity-based awards.

Employment Agreements With Executive Officers

The Company has entered into employment agreements with Craig A. Wheeler and Ganesh Venkataraman. The annual salary, severance and termination provisions of such agreements are as follows:

Craig A. Wheeler

On August 22, 2006, the Company entered into an employment agreement with Craig A. Wheeler, pursuant to which Mr. Wheeler serves as the Company’s President, Chief Executive Officer and as a Class II director of the Company. Pursuant to his employment agreement, Mr. Wheeler will receive an annual base salary of $500,000, subject to annual increases by the Company’s Board of Directors. For fiscal year 2006, Mr. Wheeler was guaranteed a bonus of up to 60% of his base salary as of December 31, 2006 pro-rated for his period of employment during 2006. Beginning with fiscal year 2007, Mr. Wheeler will be eligible to receive bonuses of up to 150% of his base salary for the applicable fiscal year, with an annual bonus target of 60% of the then-applicable base salary. Mr. Wheeler is also entitled to specified benefits, including: (i) participation in Company sponsored benefit programs, (ii) reimbursement for life insurance premium expenses and related tax gross-up payments, (iii) reimbursement of moving and travel expenses, and temporary housing and living expenses, including payment for a rental car, during the one-year period following the commencement of Mr. Wheeler’s employment with the Company and (iv) reimbursement of tax and financial advisor fees incurred by Mr. Wheeler during the period of his employment.

Mr. Wheeler’s employment agreement provides for the grant or issuance, as applicable, of the following stock-based awards to Mr. Wheeler. On August 22, 2006, the Company granted Mr. Wheeler an option to purchase 375,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at an exercise price of $16.18 per share (the “Initial Option Grant”). The Initial Option Grant will vest as to 25% of the shares subject to such option on August 22, 2007 and as to 6.25% of the shares subject to such option at the end of each three-month period thereafter. Additionally, on August 22, 2006, the Company issued to Mr. Wheeler 100,000 shares of restricted Common Stock (the “Time-Based Grant”). The shares of Common Stock subject to the Time-Based Grant vest and become free from forfeiture on the fourth anniversary of the date of issuance. On January 17, 2007, the Company issued to Mr. Wheeler 175,000 shares of restricted Common Stock (the “Performance Grant”). Subject to the acceleration provisions set forth in Mr. Wheeler’s employment agreement, the shares of Common Stock subject to the Performance Grant shall vest and become free from forfeiture upon fulfillment of any of the following conditions:

(1) on the date that the Board of Directors certifies that the Company (or any of the Company’s partners or collaborators) has commercially launched M-Enoxaparin in the United States, provided that (A) such commercial launch shall have occurred prior to January 17, 2011 and (B) Mr. Wheeler is then employed by the Company;

(2) on January 17, 2011, provided that Mr. Wheeler is then employed by the Company and the Board of Directors certifies that any one of the three following events shall have occurred: (A) the Company has consummated a public offering of shares of its Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission with gross proceeds to the Company totaling at least $40.0 million; (B) the Company has executed a collaboration agreement with an unaffiliated third party partner (and has fulfilled the conditions to closing set forth in such agreement or related agreement(s)), the terms of which shall include an irrevocable commitment from such third party to provide cash payments of at least $40.0 million to the Company within four years of the date of execution of such collaboration agreement, provided that such unaffiliated third party partner shall not include any party (i) with which the Company has an executed agreement or (ii) with which the Company has actively negotiated a collaboration, in each case prior to the date of the employment agreement; or (C) the closing price of the Common Stock on the Nasdaq Global Market has equaled or exceeded $25.00 over a period of 20 consecutive trading days (such price to be adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event).

Notwithstanding the foregoing, if at any time during the four year-period ending on January 17, 2011 the Board of Directors elects to abandon the M-Enoxaparin program and no longer pursue the commercialization of M-Enoxaparin either for strategic reasons or as a result of adverse events in the regulatory process, the shares of Common Stock subject to the Performance Grant shall vest and become free from the forfeiture on the date that the Board certifies that any one of the three events set forth in item (2) above shall have occurred.

(3) in the event the shares of Common Stock subject to the Performance Grant do not vest before January 17, 2011 in accordance with the conditions set forth in items (1) or (2) above, provided that Mr. Wheeler is then employed by the Company, the date the Board of  Directors certifies that (A) the Company has commercially launched M-Enoxaparin in the United States or (B) any one of the three events set forth in item (2)(A)-(C) above shall have occurred, in each case on or after January 17, 2011 but prior to January 17, 2013.

In addition to the Initial Option Grant, the Time-Based Grant and the Performance Grant, Mr. Wheeler will be eligible to receive annual restricted stock awards and stock option grants, the first of which shall be issued and granted, respectively, to Mr. Wheeler on or about January 1, 2008 provided he is still employed by the Company. Subject to approval of the Company’s Board of Directors upon recommendation by the Compensation Committee of the Company’s Board of Directors (the “Committee”), on or about January 1, 2008, Mr. Wheeler will be eligible to receive (i) a target award of 75,000 shares of restricted Common Stock subject to vesting over four (4) years (unless Mr. Wheeler and the Company otherwise agree that the vesting of such shares shall be subject to performance conditions) (the “First Target Grant”) and (ii) an option to purchase a target amount of 100,000 shares of Common Stock subject to vesting over four (4) years, with an exercise price equal to the fair market value of the Common Stock on the date of grant (the “Second Target Grant”).

In the event that Mr. Wheeler’s employment is terminated by the Company without cause, by reason of his death or disability or by him for good reason, other than in connection with a change in control (as those terms are defined in the employment agreement), (i) the vesting schedules applicable to the Initial Option Grant, the Time-Based Grant and the Performance Grant will be fully accelerated and the shares thereunder fully vested (except in the case of a termination without cause, in which case a total of 75,000 of the shares subject to the Performance Grant shall immediately vest), (ii) the vesting schedules applicable to the First Target Grant and Second Target Grant will accelerate by an additional 12 months and (iii) the vesting schedule applicable to all future stock-based awards held by Mr. Wheeler at the time of such termination will accelerate by 25%.

In the event Mr. Wheeler’s employment is terminated by the Company without cause within 24 months following a change of control (as such term is defined in the employment agreement) or is terminated by Mr. Wheeler for good reason within 24 months following a change of control, the unvested portions of the Initial Option Grant, the Time-Based Grant, the First Target Grant, the Second Target Grant, the Performance Grant and all future stock-based awards shall fully and immediately vest.

Under his employment agreement, Mr. Wheeler or the Company may terminate his employment at any time, subject to the following severance benefits. In the event Mr. Wheeler’s employment is terminated without cause by the Company, as the result of death or disability or Mr. Wheeler terminates his employment for good reason, other than in connection with a change in control, Mr. Wheeler will receive a lump sum payment equal to (i) 12 months of the highest base salary in effect during the 12 months prior to the date of termination and (ii) the greater of 60% of Mr. Wheeler’s base salary or his last paid bonus.  Additionally, Mr. Wheeler and his dependents will receive comparable benefits for a maximum of 12 months following such termination subject to his reemployment with comparable benefits.

If Mr. Wheeler terminates his employment for good reason within 24 months following a change of control of the Company, or if the Company terminates Mr. Wheeler’s employment without cause within 24 months following a change of control, Mr. Wheeler will receive a lump-sum cash payment equal to (i) 24 months of Mr. Wheeler’s highest base-salary in effect during the 12 months prior to termination of his employment, (ii) an amount equal to the greater of 60% of Mr. Wheeler’s last two years of base salary and an amount equal to two times the last bonus paid to by Mr. Wheeler and (iii) if the aggregate purchase price paid in a change of control transaction equals or exceeds $1.1 billion, an additional amount equal to 12 months of base salary in effect at the time of Mr. Wheeler’s termination and the greater of 60% of one year of base salary and the last bonus paid to Mr. Wheeler.  Additionally, Mr. Wheeler and his dependents will receive comparable benefits for a maximum of 36 months following such termination subject to his reemployment with comparable benefits.

Ganesh Venkataraman

The Company entered into an employment agreement with Dr. Venkataraman, dated June 13, 2001, which was amended and restated on April 10, 2002. Pursuant to this agreement, Dr. Venkataraman is to receive an annual base salary of $205,000, subject to increases upon review at least once every 12 months. Under the agreement, as amended, either the Company or Dr. Venkataraman may terminate his employment at any time, subject to continuation of salary payment and benefits for three months if the Company terminates Dr. Venkataraman’s employment without cause or Dr. Venkataraman terminates his employment for good reason.

Executive Officer Compensation for 2006

The Committee approved the following compensation, including base salary (effective January 1, 2007) to be paid to the Company’s executive officers:

•                  Mr. Wheeler. Pursuant to his employment agreement, the Committee approved a $108,000 bonus to be paid in 2007 with respect to 2006. One January 17, 2007, the Company granted to Mr. Wheeler 175,000 shares of restricted Common Stock, as described above under the heading “Employment Agreements with Executive Officers — Craig A. Wheeler.” Pursuant to his employment agreement, Mr. Wheeler will receive an annual base salary of $500,000 during 2007.

•                  Mr. Bishop. The Committee approved a $92,748.57 bonus to be paid in 2007 based on Mr. Bishop’s and Company achievements in 2006, and the grant of an additional option to purchase 37,500 shares of Common Stock. Mr. Bishop’s annual base salary was increased to $239,648.48 for 2007 from $230,431.23 in 2006.

•                  Mr. Brugger. The Committee approved a $112,664.58 bonus to be paid in 2007 based on Mr. Brugger’s and Company achievements in 2006, and the grant of an additional option to purchase 22,500 shares of Common Stock. Mr. Brugger’s annual base salary was increased to $293,907.60 for 2007 from $279,912 in 2006.

•                  Mr. Shea. The Committee approved an aggregate $75,900 bonus to be paid in 2007 based on Mr. Shea’s and Company achievements in 2006, and the grant of an additional option to purchase 7,000 shares of Common Stock. Mr. Shea’s annual base salary was increased to $240,350 for 2007 from $230,000 in 2006.

•                  Dr. Venkataraman. The Committee approved an aggregate $107,184 bonus to be paid in 2007 based on Dr. Venkataraman’s and Company achievements in 2006, and the grant of an additional option to purchase 15,000 shares of Common Stock. Dr. Venkataraman’s annual base salary was increased to $290,928 for 2007 from $278,400 in 2006.

•                  Ms. Carron Shmerling. The Committee approved an aggregate $73,922.78 bonus to be paid in 2007 based on Ms. Carron Shmerling’s and Company achievements in 2006, and the grant of an additional option to purchase 7,000 shares of Common Stock. Ms. Carron Shmerling’s annual base salary was increased to $233,138.79 for 2007 from $223,099.32 in 2006.

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